Exhibit 99.1

Since our last call, we continue on our track towards our goal of ultimate drug approval. I’ll update you on some of the many accomplishments since the start of the third quarter including those accomplished most recently.

First, going back to a clinical trial that began in early 2002, there is still one patient with renal cell carcinoma that remains on GCS-100 after 2 ½ years of treatment with a partial response for over a year.

Regarding the ongoing dose escalation trial in San Diego, we have completed the 4th dose level and have not reached a dose limiting toxicity yet. We plan to enroll the 5th dose level in December. The 6th and final dose level per the protocol is expected to enroll in January, assuming a dose limiting toxicity has not been reached. We also expect that we will begin enrolling patients at the Arizona Cancer Center, an NCI-designated comprehensive cancer center, in December. This will be our second site for the ongoing Phase I solid tumor clinical trial.

Our next scheduled trial will evaluate GCS-100LE in the treatment of multiple myeloma by Drs. Ken Anderson and Paul Richardson at Dana Farber Cancer Institute. We expect patient enrollment to begin in January.

In addition, we continue to see new and encouraging data on blood borne cancers. Two abstracts summarizing some of the preclinical research were submitted to The Annual Meeting of the American Society of Hematology (ASH) and poster presentations of these two abstracts will be made on December 6th. They were both also accepted for publication in the November 16th issue of Blood. The first poster will be presented by Dr. Finbarr Cotter of St. Barts & The London Queen Mary School of Medicine discussing work with GCS-100 in Lymphoma and Chronic Lympocytic Leukemia cells. The second poster will be presented by Dr. Dharminder Chauhan from Dr. Ken Anderson’s lab at the Dana Farber Cancer Institute discussing work with GCS-100 in Multiple Myeloma cells.

The data presented in these abstracts demonstrates the breath of potential activity of GCS-100 going beyond solid tumors to blood borne cancers also. In accordance with ASH guidelines, we will not comment further on these abstracts until after they have been presented.

We also received notice from the European Patent Office that a patent was issued protecting the oral use of GCS-100 for the treatment of cancer in Europe. We exclusively license this patent from Wayne State University and the Barbara Ann Karmanos Cancer Institute, both in Michigan. This is important because as we proceed along the clinical trial process and potential approval for GCS-100 as an IV formulation, we plan to begin an oral drug developments program as well.

We’re very pleased with the arbitration decision that upheld our exclusive rights to important GCS-100 related patents and patent applications under the License Agreement between the Company and David Platt. While the right to prosecute the patent with the U.S. Patent and Trademark Office remained with Platt under the License Agreement, our maintenance of the intellectual property rights was key for the Company and enables us to fully continue the development and commercialization of GCS-100.

I’d like to briefly discuss what Platt’s having the right to prosecute the patent applications means for the Company. Again, note that these applications are licensed exclusively to the Company.

With respect to a possible interference proceeding at the U.S. Patent and Trademark Office, we believe that there is no interfering subject matter between the Platt patent applications and the Raz patent. Therefore an interference proceeding is not appropriate. If the USPTO decides to call an interference proceeding, we will be able to present our arguments that there is no interference. The Company has the right to amend the Raz patent if necessary to resolve an interference proceeding. Regardless of whether the Platt applications or Raz patent prevails or both are allowed as patents, we have exclusive licenses to both.

In addition, Platt’s right to prosecute the patent applications are limited to those covered by the license agreement and does not provide him any ability to take any action on any other patents that the Company owns.

In closing I want to thank our many shareholders for their support and I look forward to updating you on our progress throughout the remainder of 2004.